                                                     FILED UNDER RULE 424(B)(3)
                                             REGISTRATION STATEMENT NO. 33-99724



                          PROSPECTUS SUPPLEMENT NO. 2

                                      TO

                       PROSPECTUS DATED DECEMBER 4, 1995

                                      OF

                                MATRITECH, INC.



     This Prospectus Supplement supplements the Prospectus dated December 4, 1995 and the Prospectus Supplement dated June 21, 1996 (collectively, the "Prospectus") of Matritech, Inc. (the "Company") relating to the resale of up to 3,498,916 shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), which Prospectus was filed as a part of the Company's Registration Statement No. 33-99724.



          The date of this Prospectus Supplement is November 8, 1996

     In connection with the transfer by Hanifen, Imhoff Inc. of certain Underwriting Warrants, the "Selling Securityholders" section of the Prospectus is hereby amended to (i) delete the reference on Page 10 to Hanifen, Imhoff Inc., and (ii) replace such reference as follows:

                                SHARES OF COMMON STOCK


SECURITYHOLDER NAME (1)        SHARES BENEFICIALLY        SHARES      SHARES BENEFICIALLY
                             OWNED PRIOR TO OFFERING     OFFERED     OWNED AFTER OFFERING
                               NUMBER     PERCENT (3)    -------     NUMBER    PERCENT (3)
                             -----------  -----------               -------    ----------
Hanifen, Imhoff Inc. (17)        157,488        1.22     157,488        0           *

Margaret A. Sitzmann (21)          1,828         *         1,828        0           *

Lawrence J. Madden (22)            1,071         *           971      100           *

Ann Mategrano   (23)                 971         *           971        0           *

Peter H. McGlynn (24)                563         *           563        0           *

(17) As of December 4, 1995 and as adjusted to reflect the subsequent transfer of (i) Underwriting Warrants to purchase 3,885 shares of Common Stock to Alan Zuckerman, (ii) Underwriting Warrants to purchase 1,942 shares of Common Stock to Jon Kruljac, (iii) Underwriting Warrants to purchase 1,828 shares of Common Stock to Margaret A. Sitzmann, (iv) Underwriting Warrants to purchase 971 shares of Common Stock to Lawrence J. Madden, (v) Underwriting Warrants to purchase 971 shares of Common Stock to Ann Mategrano and (vi) Underwriting Warrants to purchase 563 shares of Common Stock to Peter H. McGlynn, the beneficial holdings of Hanifen, Imhoff Inc. consist of Underwriting Warrants to purchase 157,488 shares of Common Stock. Hanifen, Imhoff Inc. acted as the lead underwriter in the Company's initial public offering in July 1992.

(21) Ms. Sitzmann's beneficial holdings as of November 1, 1996 includes Underwriting Warrants to purchase 1,828 shares of Common Stock. Such individual received her Underwriting Warrants by transfer from Hanifen, Imhoff Inc.

(22) Mr. Madden's beneficial holdings as of November 7, 1996 includes Underwriting Warrants to purchase 971 shares of Common Stock. Such individual received his Underwriting Warrants by transfer from Hanifen, Imhoff Inc.

(23) Such individual received her Underwriting Warrants by transfer from Hanifen, Imhoff Inc.

(24) Such individual received his Underwriting Warrants by transfer from Hanifen, Imhoff Inc.